Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Nutanix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, $0.000025 par value per share, reserved for issuance pursuant to the Registrant’s 2016 Equity Incentive Plan	Other(2)	11,980,343(3)	$33.81(2)	$405,055,396.83	0.0001102	$44,637.10
Total Offering Amounts							$44,637.10
Total Fee Offsets							–
Net Fee Due							$44,637.10

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(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, $0.000025 par value per share, that become issuable under the Registrant's 2016 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Class A common stock.
(2)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of Registrant's Class A common stock as reported on The Nasdaq Global Select Market on September 20, 2023.
(3)
Represents additional shares of Class A common stock available for issuance as a result of the automatic annual evergreen increase on August 1, 2023 under the Registrant's 2016 Equity Incentive Plan.